Filed Pursuant to Rule 424(b)(5)

Registration No. 333-275397

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 16, 2023)

4,340,426 Shares
Common Stock

This prospectus supplement updates, supersedes and amends certain information contained in the prospectus dated November 16, 2023 (the “Original Prospectus”) relating to the resale from time to time of up to 4,340,426 shares of common stock, par value $0.001 per share (the “Common Stock”), of Adial Pharmaceuticals, Inc. by the selling stockholders identified in this prospectus (the “Selling Stockholders”), including their pledgees, assignees, donees, transferees or their respective successors-in-interest consisting of (i) 1,418,440 shares of Common Stock issuable upon the exercise of outstanding pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock purchased by a Selling Stockholder (the “Investor Selling Stockholder”) in a private placement transaction that closed on October 24, 2023 (the “Private Placement”); (ii) 1,418,440 shares of Common Stock issuable upon the exercise of outstanding Series A warrants to purchase shares of Common Stock purchased by the Investor Selling Stockholder in the Private Placement (the “Series A Common Warrants”); (iii) 1,418,440 shares of Common Stock issuable upon the exercise of outstanding Series B warrants to purchase shares of Common Stock purchased by the Investor Selling Stockholder in the Private Placement (the “Series B Common Warrants” and together with the Series A Common Warrants, the “Common Warrants”); and (iv) 85,106 shares of Common Stock issuable upon the exercise of outstanding warrants (the “Placement Agent Warrants”) issued to designees of H.C. Wainwright & Co., LLC (“H.C.W.” or the “Placement Agent”) as partial compensation for H.C.W. acting as placement agent in connection with the Private Placement. The shares of Common Stock issuable upon exercise of the Common Warrants are referred to as the “Common Warrant Shares,” the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are referred to as the “Pre-Funded Warrant Shares” and the shares of Common Stock issuable upon exercise of the Placement Agent Warrants are referred to as the “Placement Agent Warrant Shares.”

This prospectus supplement should be read in conjunction with the Original Prospectus, and is qualified by reference to the Original Prospectus, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Original Prospectus, including any amendments or supplements thereto. We may amend or supplement the Original Prospectus from time to time by filing amendments or supplements as required. You should read the entire Original Prospectus and any amendments or supplements carefully before you make an investment decision.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ADIL”. On May 1, 2025, the closing price of our Common Stock on the Nasdaq Capital Market was $0.78 per share.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus, as described beginning on page 6 of the Original Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

Amendment to Series B Common Warrants

This prospectus supplement is being filed to disclose the following:

On May 2, 2025, we agreed with certain holders of Series B Common Warrants to purchase up to 1,418,440 shares of Common Stock to amend such warrants to lower the exercise price of such warrants to $0.74 per share.

Prospectus supplement dated May 2, 2025.